Exhibit 10.5
April 30, 2018

Norbert Bischofberger, Ph.D.

Re: Employment Letter

Dear Norbert:

Kronos Bio, Inc. (“Kronos” or the “Company”) is pleased to offer you the position of President and Chief Executive Officer, on the following terms and conditions:

1.Title; Reporting; Duties.

(a)You shall serve as the Company’s President and Chief Executive Officer and shall be appointed to, and made a member of, the Board of Directors (the “Board”). During the Term of this Agreement (as defined below) you shall report directly to the Board and shall have such duties and authority as are consistent with the position of Chief Executive Officer of a company of similar size and nature, including, but not limited to:

(i)Developing drug discovery, preclinical, clinical, regulatory and business strategy of the Company and managing its implementation;
(ii)Overseeing corporate hiring and supervising the performance of management;
(iii)Maintaining active, honest communication with Board of Directors;
(iv)Recruiting and maintaining an active dialogue with Scientific Advisors, key consultants, and academic collaborators;
(v)Developing and maintaining strong relationships with key investor base, industry partners, potential industry partners, media, analysts and the general public on behalf of the Company;
(vi)Enhancing corporate visibility through active participation in investor meetings and industry conferences;
(vii)Identifying and assessing new commercial opportunities; and
(viii)Managing and leading corporate financing activities, public relations and intellectual property portfolio.

(b)Except as provided in Section 2 of this Agreement, you shall devote substantially all of your business time, attention and energies to the business and affairs of the Company and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. You shall provide notice to the Board of any outside business activities that you may wish to pursue during the term of your employment with Kronos. Any outside business activities that you may wish to pursue during the term of your employment with Kronos that will materially interfere with the performance of your duties or your availability to perform such duties shall require the prior written consent of the Board. Notwithstanding the foregoing, you may continue to provide services to the entities set forth on Appendix A, attached hereto and made a part hereof, in the capacity set forth thereon. Appendix A may be amended from time to time by the parties; provided that the Company’s consent to any amendment to Appendix A shall not be unreasonably withheld.

(c)Your duties shall be performed primarily in the San Francisco Bay Area, or such other place as the parties may agree.

2.Term. Your employment shall commence on a part-time basis on May 1, 2018 (your “Start Date”). During the period between May 1, 2018 and July 31, 2018 the parties acknowledge and agree that you may continue to provide services to Gilead Sciences. Commencing August 1, 2018, you shall perform your duties hereunder on a full-time basis.

3.Compensation.

(a)Base Salary. You shall receive an annual base salary equal to Two Hundred Thousand dollars ($200,000), which shall be payable in accordance with the Company’s payroll practices.
(b)Performance Bonus. You shall be entitled to receive an annual cash bonus (the “Performance Bonus”) of up to 40% of your Base Salary upon exceptional performance, which will be based upon the achievement of mutually agreed upon performance milestones, which will be amended annually no later than 30 days prior to the end of each calendar year (the “Performance Milestones”). Any Performance Bonus paid to you for the calendar year 2018 shall be pro-rated.
(c)Withholding. Except as expressly stated otherwise, the Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable under this Section 3.

4.Equity Awards.

(a)On or within thirty (30) days following your Start Date you shall be granted a stock option (the “Option”) to purchase a number of shares common stock of the Company (the “Common Stock”) equal to seven percent (7%) of the outstanding shares of Common Stock on a Fully Diluted Basis (the “Option Shares”) pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”). Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between you and the Company. The exercise price per Option Share will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Option is granted by the Board. The Option shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon the first anniversary date of your Start Date (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested Options Shares shall vest in 36 substantially equal monthly installments as of the last calendar day of each month following the Initial Vesting Date.
(b)If, following the closing of the first equity financing or series of equity financings in which the Company receives aggregate gross proceeds of at least $10,000,000 (inclusive of the conversion of currently outstanding Convertible Promissory Notes of the Company) (a “Qualified Financing”), and immediately following such transactions the number of shares of Common Stock subject to your Options is less than seven percent (7%) of the then outstanding shares of Common Stock on a Fully Diluted Basis, you shall be granted an additional stock option to purchase that number of shares of Common Stock such that immediately following such grant(s) the number of shares of Common Stock subject to such additional stock options together with the number of shares subject to the Options shall not be less than seven percent (7%) of the then outstanding shares of Common Stock on a Fully Diluted Basis. Any additional stock options granted pursuant to this

Section 4(b)shall each constitute an “Option” for purposes of this Agreement once granted; including without limitation Section 4(d).
(c)All Options shall be immediately exercisable with respect to one hundred percent (100%) of the Option Shares in exchange for restricted shares of Common Stock of the Company (the “Restricted Shares”); provided, however, that the Restricted Shares will be subject to vesting in accordance with the schedule described above. Upon termination of your employment, the Company shall have the right to repurchase any Restricted Shares that have not vested as of such termination (“Unvested Shares”) at a price equal to the exercise price per Option Share (the “Repurchase Right”).
(d)All Options and Option Shares shall become one hundred percent (100%) vested upon the consummation of a Change of Control (as defined in the Plan) that occurs at any time prior to the date that the Company becomes a publicly reporting company. Thereafter, in the event that your employment is terminated without Cause or you terminate your employment for Good Reason, in either case at any time beginning on the date that is 90 days prior to the effective date of a Change of Control (as defined in the Plan) and ending on the date that is 12 months following the Change of Control, then (i) all unvested Restricted Stock and Option Shares shall immediately vest in full, and (ii) all Options will remain exercisable for a period of 90 calendar days following the date of such termination, after which time the Option shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an equity award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of your employment, none of your equity incentive awards shall terminate with respect to any vested or unvested portion subject to such equity award before 90 days following such termination.
(e)The Board may grant you additional Options from time to time in its sole discretion.
(f)“Fully Diluted Basis” shall mean, as of the relevant determination date, the number of shares of Company capital stock (assuming conversion of any preferred stock) that would be outstanding following exercise of all options included in the Plan.

5.Performance Awards.

(a)In the event that the Company licenses or otherwise acquires the rights to commercially research and develop intellectual property covering a product identified by you (a “Licensed Product”), then, following the closing of such license or acquisition, you shall be granted an option (“Performance Option”) to purchase a number of shares of Common Stock of the Company as follows:

(i)One and one-half percent (1.5%) of the outstanding shares of Common Stock on a Fully Diluted Basis immediately following a Qualified Financing where such Licensed Product is being or has been investigated in a Phase 1 clinical trial; and
(ii)Three percent (3%) of the outstanding shares of Common Stock on a Fully Diluted Basis immediately following the Qualified Financing where such Licensed Product is being or has been investigated in a Phase 2 clinical trial.

(b)The exercise price of any Performance Option granted pursuant to this Section 5 will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Performance Option is granted by the Board. Any Performance Option granted to you shall have a 10-year term from the grant date and shall vest and become exercisable in 36 substantially equal monthly installments as of the last calendar day of each month following the grant date. Any Performance Option granted pursuant to Section 5(a) shall each constitute an “Option” for purposes of this Agreement once granted, including without limitation, Section 4(d).

6.Expenses. The Company will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of the Company upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement and approval policy as may from time to time be adopted by the Company.
7.Benefits. As a regular full-time employee, you shall be entitled to participate in the employee benefits made available to similarly-situated employees, in accordance with the terms of such benefits plans and programs. Information regarding these employee benefits is available in the official plan documents, summary plan descriptions, and applicable summaries. Details on each plan will be provided at the time of hire. The Company, in its sole discretion, has the right to amend or terminate any benefit plan or program at any time and without prior notice. Your health benefits would be effective on the first day of the month of employment following the effective date of your hire if you timely enroll when you commence employment with the Company. The benefits package currently includes medical, dental and disability benefits. Additionally, you shall be designated as a named insured on directors’ and officers’ liability insurance of the Company.
8.Vacation. During each year of your employment you shall be entitled to 20 days of paid time off in addition to company recognized holidays. Notwithstanding the foregoing, you shall not be entitled to take more than two consecutive weeks of vacation without the prior written consent of the Company.
9.Representations and Warranties. You hereby represent and warrant as follows:
(a)By accepting the Company’s offer of employment, you represent that you have no agreements, relationships, or commitments with any other person or entity that conflict with your obligations to the Company.
(b)You have the full right, power and legal capacity to enter and deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the parties, enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.
(c)You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of any former employer that are not generally available to the public, unless you have obtained written authorization from the former employer for their possession and use and provided the Company with a copy thereof.
10.Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:

(a)execution of the Company’s form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company’s proprietary information;
(b)completion of a background examination to the reasonable satisfaction of the Company; and
(c)satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (see http://www.uscis.gov/i-9 for a list of acceptable proof, such as (i) an original drivers license and social security card, or (ii) a passport).
(d)Notwithstanding the foregoing, this offer may be withdrawn by the Company at any time prior to its execution by the Company.

11.Term and Termination. The Term of this Agreement shall be for four years; provided, however, that the Term shall be automatically renewed for additional one-year periods unless either party gives the other not less than 90 days written notice prior to the end of the Term of its intent to not renew the contract. Notwithstanding the foregoing, your employment shall be at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever, with or without advance notice, simply by notifying the Company in writing. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by the Company’s Board and you. The employment terms contained in this Agreement supersede any other agreements and promises made to you by the Company or any representative on its behalf, whether oral, written or implied. Effective as of the date of any termination of your employment, unless otherwise agreed to by you and the Company, upon termination of your employment hereunder for any reason, you shall be deemed to have resigned from all offices held at the Company or any subsidiary or other affiliate of the Company at the date of such termination.

12.Severance.

(a)In the event that at any time your employment is terminated by the Company without Cause (as defined in the Plan), or by you for Good Reason (as defined below), then:
(i)the Company shall pay your accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse you for any unreimbursed business expenses incurred prior to the date of termination;
(ii)the Company shall continue to pay your Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of 180 days following the date of termination in accordance with the Company’s ordinary payroll practice;
(iii)to the extent permitted by applicable healthcare laws and provided that you make a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for the you and the your dependents, less the amount payable by an active employee for such coverage, for a period of 180 days or until he obtains new employment, whichever comes first (the benefits provided in this Section 12(a)(iii)) shall be referred to as the “Continued Benefits”). Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse you for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by you immediately prior to the date of termination; and
(iv)(A) all unvested Restricted Stock, Options, Option Shares and any other Company equity compensation awards (collectively, “Equity Awards”) you then hold shall immediately vest in full, and (B) all Options will remain exercisable for a period of 90 calendar days following the date of such termination, after which time the Options shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an equity award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of your employment, none of your equity incentive awards shall terminate with respect to any vested or unvested portion subject to such equity award before 90 days following such termination.

(b)In the event that your employment is terminated by the Company for Cause, or by you other than for Good Reason, then:

(i)the Company shall pay your accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse you for any unreimbursed business expenses incurred prior to the date of termination;
(ii)you shall not be entitled to receive any additional payments and Continued Benefits described in this Section 12; and
(iii)the vesting applicable to all Equity Awards shall cease immediately and the you shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(c)For purposes of this Agreement: “Good Reason” shall mean (A) any material diminution by the Company of your title (including your ceasing to have the title of President and CEO), duties, authority or Base Salary (including without limitation any requirement that you report to any person(s) other than the Board of the Company); (B) a material breach by the Company of any of the provisions contained in this Agreement, which, if capable of being cured, is not cured by the Company within 30 days after written notice thereof by you to the Company; or (C) relocation of your principal place of employment more than 50 miles without your consent.
(d)This Section 12 sets forth the only obligations of the Company with respect to the termination of your employment with the Company, and you acknowledge that, upon the termination of your employment, you shall not be entitled to any payments or benefits which are not explicitly provided in this Section 12. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and you shall have no right to receive, any compensation, benefits or other consideration provided for in this Section 12 (other than any accrued but unpaid Base Salary through the date of termination and any reimbursement of unreimbursed expenses incurred prior to the date of termination) (the “Payments”) unless you execute an agreement in a form satisfactory to the Company (the “Release Agreement”) releasing the Company from any and all liability in connection with your employment or the termination thereof that becomes effective no later than 60 days following your termination (the “Release Deadline”). Except as required by Section 13, the Payments will commence on the first payroll period following the Release Agreement becoming effective; provided, that (i) if the Payments (or any portion thereof) constitute “deferred compensation” within the meaning of Section 409A (as defined in Section 13) and (ii) the period commencing on the date of termination and ending on the Release Deadline spans two calendar years, then the Payments (or such portion thereof that constitute “deferred compensation”) will commence on the later of the Release Agreement becoming effective and the first payroll date of the Company in the second calendar year. Any portion of the Payments that is delayed due to the application of the preceding sentence shall be made on the date that the Payments commence.
(e)The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the you under this Section 12. The provisions of this Section 12 shall survive any termination of this Agreement.
(f)Non-renewal by either party shall not give rise to any right to receive severance.

13.Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with your termination of employment shall not commence unless and until you have also incurred a “separation from service” within the meaning of Section 409A, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. If you are, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
14.No Reliance by You on Promise or Representation Not in this Agreement. In accepting employment with the Company and signing this Agreement, you agree that you are not relying on any representation, promise or inducement that has been made by the Company or any representative on its behalf that is not explicitly stated in this Agreement. the Company is not bound by and will not be liable for any representation, promise or inducement that is not explicitly stated forth in this Agreement.
15.Governing Law. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws.
16.Arbitration. To the maximum extent permitted by law, any dispute between the parties, including but not limited to those arising out of, or relating to, this Agreement, shall be exclusively decided by binding arbitration in accordance with the terms of the Mutual Agreement to Arbitrate Claims, which is attached as Exhibit C and incorporated into this Agreement. The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to the Mutual

Agreement to Arbitrate Claims. To the extent that the Federal Arbitration Act is inapplicable, the terms of the Mutual Agreement to Arbitrate Claims shall be construed in accordance with California law.
17.Miscellaneous.
(a)This agreement, and your rights and obligations hereunder, may not be assigned. the Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.
(b)This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(c)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
(d)This agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

[Signature page follows]

If you wish to accept employment at the Kronos Bio, Inc., under the terms described above, please sign and date this letter, and return it to me.
We look forward to your favorable reply and to a productive and enjoyable working relationship.
Very truly yours,

By:	/s/ Joshua A. Kazam	By:	/s/ Dr. Norbert Bischofberger
Name:	Joshua A. Kazam	Name:	Dr. Norbert Bischofberger
Title:	President	Date:	May 2, 2018
Date:	May 1, 2018

EXHIBIT A

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EXHIBIT B

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT C

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

[REDACTED]